SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2010 (June 7, 2010)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 7, 2010, Ambac Assurance Corporation (“AAC”), the principal operating subsidiary of Ambac Financial Group, Inc. (the “Company”), entered into a Settlement Agreement (the “Settlement Agreement”) with the counterparties (the “Counterparties”) to outstanding credit default swaps with Ambac Credit Products, LLC (“ACP”) that were guaranteed by AAC. A copy of the Settlement Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. Pursuant to the terms of the Settlement Agreement, in exchange for the termination of the Commuted CDO of ABS Obligations (as defined below), AAC paid to the Counterparties in the aggregate (i) $2.6 billion in cash and (ii) $2 billion of newly issued surplus notes of AAC (the “AAC Surplus Notes”). In addition, effective June 7, 2010, the outstanding credit default swaps with the Counterparties remaining in the general account of AAC have been amended to remove certain events of default and termination events, as set forth in the Settlement Agreement.

Pursuant to the Settlement Agreement, AAC has filed an amendment to its articles of incorporation. Under such amendment, at all times after September 30, 2010, at least two members of the board of directors of AAC must be Unaffiliated Qualified Directors (as defined in the Settlement Agreement) and, at all times after November 29, 2010, at least one-third (and, in any event, not less than three members) of the board of directors of AAC must be Unaffiliated Qualified Directors. If at any time AAC does not have the requisite number of Unaffiliated Qualified Directors, AAC has agreed to use its commercially reasonable efforts to find additional Unaffiliated Qualified Directors.

The Settlement Agreement includes covenants that remain in force until the AAC Surplus Notes have been redeemed, repurchased or repaid in full. These covenants generally restrict the operations of AAC and its subsidiaries to runoff activities. Certain of these restrictions may be waived with the approval of a majority of the Unaffiliated Qualified Directors and/or the Office of the Commissioner of Insurance of the State of Wisconsin (the “OCI”). However, other restrictions may only be waived with the approval of the holders of a majority of the outstanding AAC Surplus Notes (excluding any notes held by AAC or its affiliates) that cast a ballot and, in certain cases, with the approval of all of the Counterparties.

Pursuant to a commutation agreement entered into with each of the Counterparties that is a party to credit default swaps written by ACP with respect to certain CDO of ABS obligations and related financial guaranty insurance policies written by AAC with respect to ACP’s obligations thereunder, AAC and ACP have commuted all of such obligations (the “Commuted CDO of ABS Obligations”), totaling approximately $16.4 billion of par. The form of the Commutation Agreement entered into with each Counterparty is filed as Exhibit 10.2 hereto and is incorporated by reference herein. In addition to the commutation of the Commuted CDO of ABS Obligations, AAC has also commuted for $96.5 million of cash certain additional obligations, including certain non-CDO of ABS obligations, to the Counterparties with par or notional amounting to approximately $1.4 billion. It is expected that, subject to certain conditions, certain other non-CDO of ABS obligations with par amounting to a maximum of approximately $1.5 billion will be commuted within the next twelve months for a maximum amount of approximately $115 million of cash plus $60 million of surplus notes of AAC. Each of the Counterparties, on the one hand, and AAC, ACP and the Company, on the other hand, have released the other party from any claims relating to any credit default swaps or financial guaranty insurance policies commuted pursuant to the Commutation Agreements. In addition, AAC, ACP and the Company, on the one hand, and a Counterparty have generally released the other party from any claims relating to actions taken or omitted to be taken prior to June 7, 2010, subject to certain exceptions.

The AAC Surplus Notes have a scheduled maturity of June 7, 2020. Interest on the AAC Surplus Notes is payable annually at the rate of 5.1%. All payments of principal and interest on the AAC Surplus Notes are subject to the prior approval of the OCI. If the OCI does not approve the payment of interest on the AAC Surplus Notes, such interest will accrue and compound annually until paid. The AAC Surplus Notes were issued pursuant to a Fiscal Agency Agreement entered into on June 7, 2010 with The Bank of New York Mellon, as fiscal agent (the “Fiscal Agency Agreement”). A copy of the Fiscal Agency Agreement (including the form of AAC Surplus Notes attached as exhibits thereto) is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

AAC has entered into call options with certain of the Counterparties pursuant to which, with the prior consent of OCI, AAC may repurchase AAC Surplus Notes from such Counterparties. As of the date hereof, AAC has options to call an aggregate of $940 million of AAC Surplus Notes at a weighted average call price of $0.22 per $1.00 face amount. These options have a weighted average maturity of approximately 30 months.

Pursuant to the terms of the Settlement Agreement, on June 7, 2010, the Company entered into Amendment No. 3 to the Tax Sharing Agreement (the “Tax Sharing Agreement”) with its affiliates. A copy of the Tax Sharing Agreement is filed as Exhibit 10.4 hereto and is incorporated by reference herein. Under the Tax Sharing Agreement, the consolidated net operating losses (“NOL”) of the group are treated as an asset of AAC and its subsidiaries. The Company is required to compensate AAC on a current basis for use of any portion of that asset, except that the Company is not required to compensate AAC for the Company’s use of NOL in connection with cancellation of debt income associated with restructurings of its debt outstanding as of March 15, 2010.

Impact on Ambac Financial Group, Inc.

The Company’s liquidity and solvency, both on a near-term basis and a long-term basis, are largely dependent on dividends and other payments from AAC and on the value of AAC after the Surplus Notes (as defined below) have been redeemed, repurchased or repaid in full. The Company’s principal uses of liquidity are for the payment of principal (including maturing principal in the amount of $142.5 million on its 9.375% senior notes due August 2011) and interest on its debt (including annual interest expense of approximately $88.7 million, after taking into account the deferral of interest on the DISCs), its operating expenses, and capital investments in and loans to its subsidiaries. Further, other contingencies (e.g., an unfavorable outcome in the outstanding class action lawsuits against the Company) could cause additional strain on its capital and liquidity. It is highly unlikely that AAC will be able to make dividend payments to the Company for the foreseeable future.

While management believes that the Company will have sufficient liquidity to satisfy its needs through the second quarter of 2011, no guarantee can be given that it will be able to pay all of its operating expenses and debt service obligations thereafter, and its liquidity may run out prior to the second quarter of 2011. Further, prior to the second quarter of 2011, and as early as the second quarter of 2010, the Company may decide not to pay interest on its debt. The failure by the Company to pay interest or principal on its debt when due would result in an event of default, thereby permitting the debt holders to accelerate the maturity of the Company’s outstanding debt. As a result, the Company may consider, among other things, raising additional capital to the extent possible, a negotiated restructuring of its outstanding debt through a prepackaged bankruptcy proceeding or a bankruptcy without agreement concerning a plan of reorganization with major creditor groups. No assurance can be given that the Company will be successful in executing any or all of these strategies.

Under the terms of the Settlement Agreement, AAC has issued AAC Surplus Notes to the Counterparties. In addition, pursuant to the terms of the proposed rehabilitation plan for the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”), AAC will issue additional surplus notes (together with the AAC Surplus Notes, the “Surplus Notes”) to pay a portion of the claims of the Segregated Account. The aggregate amount of the Surplus Notes issued by AAC will be substantial. The Surplus Notes rank senior to the Company’s equity investment in AAC. There is residual value to the Company in AAC only to the extent that funds remain at AAC after the payment of claims under outstanding financial guaranty policies and the redemption, repurchase or repayment in full of the Surplus Notes and AAC’s auction market preferred shares. The value of the Company’s equity investment in AAC is difficult to estimate, and will primarily depend on the performance of AAC’s insured portfolio (i.e., the ultimate losses therein relative to its claims paying resources), ongoing remediation efforts of AAC with respect to policies allocated to the Segregated Account, including those relating to residential mortgage-backed securities, and on other factors, including AAC’s ability to repurchase Surplus Notes and auction market preferred shares at less than their face value.

In addition, the rehabilitator of the Segregated Account retains significant decision-making authority with respect to the Segregated Account and has the discretion to oversee and approve certain actions taken by AAC in respect of assets and liabilities which remain in AAC, and such decisions will be for the benefit of policyholders and will not take into account the interests of securityholders of the Company. Actions taken by the rehabilitator could further reduce the equity value of AAC.

Certain U.S. Federal Income Tax Considerations Related to the Surplus Notes

It is possible that the Surplus Notes may be characterized as equity of AAC for U.S. federal income tax purposes. If the Surplus Notes are characterized as equity of AAC and it is determined the Surplus Notes represent more than 20% of the total value of the stock of AAC, AAC may no longer be characterized as an includable corporation that is affiliated with the Company. As a result, AAC may no longer be characterized as a member of the U.S. federal income tax consolidated group of which the Company is the common parent (the “Company Consolidated Tax Group”) and AAC would be required to file a separate consolidated tax return as the common parent of a new U.S. federal income tax consolidated group including AAC as the new common parent and AAC’s affiliated subsidiaries (the “Ambac Assurance Consolidated Tax Group”).

To the extent AAC is no longer a member of the Company Consolidated Tax Group, the AAC NOL (and certain other available tax attributes of AAC and the other members of the Ambac Assurance Consolidated Tax Group) may no longer be available for use by the Company or any of the remaining members of the Company Consolidated Tax Group to reduce the U.S. federal income tax liabilities of the Company Consolidated Tax Group. This could result in a material increase in the tax liabilities of the Company Consolidated Tax Group. In addition, certain other benefits resulting from U.S. federal income tax consolidation may no longer be available to the Company Consolidated Tax Group, including certain favorable rules relating to transactions occurring between members of the Company Consolidated Tax Group and members of the Ambac Assurance Consolidated Tax Group.

If the Surplus Notes are characterized as equity of AAC and it is determined the Surplus Notes represent more than 50% of the total value of the stock of AAC, the AAC NOL (and certain other tax attributes or tax benefits of the Ambac Assurance Consolidated Tax Group) may be subject to limitation, including the limitation provided by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). If Section 382 were applicable with respect to the Ambac Assurance Consolidated Tax Group, in general the Ambac Assurance Consolidated Tax Group annual use of the group’s NOL may be limited to an amount equal to the product of (i) the value of the Ambac Assurance Consolidated Tax Group’s stock and (ii) the applicable federal long term tax exempt interest rate. However, certain exemptions to the Code Section 382 limitation may be applicable.

Furthermore, to the extent AAC is no longer characterized as a member of the Company Consolidated Tax Group, the Ambac Assurance Consolidated Tax Group may not reconsolidate with the Company Consolidated Tax Group for a period of five years following such event, even if the Company were to be characterized as reacquiring or owning 80% or more of the stock of the Ambac Assurance Consolidated Tax Group following any deconsolidation. In addition, depending upon certain facts related to the potential deconsolidation of the Ambac Assurance Consolidated Tax Group and any reconsolidation with the Company Consolidated Tax Group, the acquisition by the Company Consolidated Tax Group of additional value with respect to the stock of the Ambac Assurance Consolidated Tax Group may also result in the imposition of a Code Section 382 limitation with respect to the Ambac Assurance Consolidated Tax Group’s NOL reducing or eliminating the potential tax benefit of the NOL to the Company Consolidated Tax Group.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Settlement Agreement, dated as of June 7, 2010, by and among Ambac Assurance Corporation, Ambac Credit Products, LLC, Ambac Financial Group, Inc. and the parties listed on Schedule A thereto.

10.2	Form of Commutation Agreement.

10.3	Fiscal Agency Agreement, dated as of June 7, 2010, by and between Ambac Assurance Corporation and The Bank of New York Mellon, as fiscal agent.

10.4	Amendment No. 3 to Tax Sharing Agreement, dated as of June 7, 2010, by and among Ambac Financial Group, Inc. and certain of its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: June 8, 2010

	By:	/s/ David Trick
David Trick
Senior Managing Director, Chief Financial Officer and Treasurer